Exhibit 99.1

              Evans Systems, Inc. Enters Into Agreement to Sell Its
                 Texas Based Petroleum Marketing/C-Store Assets,
                            Sets Shareholder Meeting

BAY CITY, Texas--(BUSINESS WIRE)--Dec. 8, 1999--Evans Systems, Inc. (Nasdaq/NMS:EVSI - news) announced today that it has entered into an agreement, approved by the Board of Directors, to sell its Texas based Petroleum Marketing and Convenience Store operations to TSC Services, Inc. of Houston, Texas. The purchase price is expected to be approximately $16.2 million in cash plus the assumption of $900,000 in capital lease obligations. The Company plans to use the proceeds from the sale primarily to retire debt and to provide capital for potential acquisitions. The transaction excludes ESI's Louisiana c-store and fuel operations, its Edco Environmental segment, cash and receivables, and certain other specified Company assets.

The Company believes that TSC must obtain financing in order to complete the transaction. TSC has escrowed $200,000 in earnest money to secure its obligation to close the purchase. The sale requires, among other things, shareholder approval, and the Company expects the transaction to close in early March 2000.

The Company has scheduled a shareholders meeting for approving the sale, electing directors, and other business matters for February 28, 2000, for shareholders of record as of January 25, 2000. Evans Systems also announced that it has retained the financial advisory firm of Howard Frazier Barker Elliott, Inc. to render a fairness opinion for submission with the proxy statement, which the Company anticipates filing by the end of December 1999.

Evans Systems also disclosed that it is presently holding talks with several potential merger candidates in the e-commerce industry and finalization of the agreement was a key factor in progressing those discussions.

J.L. Evans, Sr., CEO of Evans Systems, Inc. stated, "With the close of this transaction, ESI moves toward a new direction for our Company and its shareholders. Our Board of Directors favored the recapitalization of our Company through the sale of these assets and the elimination of substantially all the debt of the Company. This sale further positions our Company as a more attractive vehicle for business combinations."

Mr. Evans added, "Since the merger talks with Duke & Long ceased in April, we have worked in the direction of positioning all our assets for sale, in light of the rapid consolidation of this industry. The purchase by TSC is a result of months of work towards this goal. I want to thank


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our management and staff for their efforts and professionalism  during this past year in a difficult business environment." Mr. Evans further stated, "TSC has expressed the desire to retain our present staff, which was important to the Board of Directors and the management of Evans."

About Evans Systems, Inc. Evans Systems, Inc. is currently repositioning itself as a provider of e-commerce marketing. Currently, business segments include:
Convenience Stores, a chain of retail outlets; Petroleum Marketing, a distributor of petroleum products; and EDCO Environmental, Inc. which provides environmental soil remediation services.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby, and involves known and unknown risks, uncertainties, and other factors. Such uncertainties and risks include, among others, certain risks associated with the closing of the asset sale, government regulations and general economic and business conditions. Investors are cautioned that all "forward-looking" statements contained herein are reasonable, and assumptions could be inaccurate, and therefore, there can be no assurance that forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.